NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 31, 2002

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of NTN Communications, Inc. will be held at Grand Pacific Palisades Resort, 5805 Armada Drive, Carlsbad, California, at 10:00 a.m. local time, on May 31, 2002, for the following purposes, as more fully described in the attached Proxy Statement:

     1. To elect two directors to hold office until the 2005 annual meeting of stockholders and until their respective successors are duly elected and qualified;

     2. To ratify the appointment of KPMG LLP as independent accountants of NTN for the fiscal year ending December 31, 2002; and

     3. To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors fixed the close of business on April 1, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. In addition to voting by mail, you may vote by telephone or via the Internet as instructed in the enclosed proxy. Do not return your proxy by mail if you have voted by telephone or via the Internet.

     The prompt return of your proxy will help to save expenses incurred in further communication. Your proxy can be revoked as described in the Proxy Statement and will not affect your right to vote in person should you decide to attend the Annual Meeting.

                                          Sincerely,

                                            /s/ James B. Frakes
                                          -----------------------
                                          JAMES B. FRAKES
                                          Chief Financial Officer
                                          and Secretary

Carlsbad, California
April 17, 2002

                            NTN COMMUNICATIONS, INC.
                               5966 La Place Court
                           Carlsbad, California 92008

                                 PROXY STATEMENT

                     ANNUAL MEETING TO BE HELD MAY 31, 2002

                             SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is being solicited on behalf the Board of Directors of NTN Communications, Inc. ("NTN") for use at the annual meeting of stockholders to be held at Grand Pacific Palisades Resort, 5805 Armada Drive, Carlsbad, California, at 10:00 a.m., local time, on May 31, 2002, and at any adjournment or postponement thereof (the "Annual Meeting"), for purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. We are first mailing this Proxy Statement, together with the accompanying proxy solicitation materials, to stockholders on or about April 17, 2002.

VOTING SECURITIES; RECORD DATE

     We have one class of voting stock outstanding, designated common stock, $.005 par value ("Common Stock"). Each share of our Common Stock is entitled to one vote for each director to be elected and for each other matter to be voted on at the Annual Meeting. Only holders of record of Common Stock at the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting. There were 38,957,845 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, at the Annual Meeting, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called "broker non-votes." Abstentions will be counted as present for quorum purposes and for the purpose of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote "for" or "against" any matter and will be disregarded in the calculation of the plurality. The inspectors of election appointed for the Annual Meeting will tabulate all votes including separate tabulation of the affirmative and negative votes, abstentions and broker non-votes.

     The proxy holders will vote all shares of Common Stock represented by a properly completed proxy received in time for the Annual Meeting as directed in the proxy. If no direction is given in the proxy, it will be voted "FOR" the election as directors of the nominees named in this Proxy Statement and "FOR" ratification of the appointment of KPMG LLP as our independent accountants for the fiscal year ending December 31, 2002. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

REVOCABILITY OF PROXIES

     You may revoke a proxy at any time before it has been exercised by giving written notice of revocation to our Secretary, by executing and delivering to the Secretary a proxy dated as of a later date than the accompanying proxy, or by attending the Annual Meeting and voting in person. IF, HOWEVER, YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THAT RECORD HOLDER A PROXY ISSUED IN YOUR NAME. Attendance at the Annual Meeting, by itself, will not serve to revoke a proxy.

SOLICITATION

     We will bear the cost of soliciting proxies. This Proxy Statement and the accompanying proxy solicitation materials, in addition to being mailed directly to stockholders, will be distributed through brokers, custodians and other nominees to beneficial owners of shares of Common Stock. We may reimburse such parties for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers or regular employees may follow up the mailing to stockholders by telephone, telegram or personal solicitations, but no special or additional compensation will be paid to those directors, officers or employees for doing so.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Stockholder proposals intended to be included in our proxy materials for the 2003 annual meeting of stockholders must be received by December 18, 2002. Such proposals should be addressed to our Secretary.

     With respect to any stockholder proposals to be presented at the 2003 annual meeting which are not included in the 2003 proxy materials, management proxy holders for the 2003 annual meeting will be entitled to exercise their discretionary authority to vote on such proposals notwithstanding that they are not discussed in the proxy materials, unless the proponent notifies us of such proposal by not later than March 3, 2003.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2005

     Our bylaws provide that the Board of Directors is to consist of not less than five nor more than thirteen directors, with the exact number of directors within such range to be specified by the Board. The Board of Directors currently consists of eight members.

     Our bylaws provide that the Board of Directors is to be classified into three classes, as nearly equal in number as possible, with each class having a three-year term. Vacancies on the Board of Directors (including vacancies created by an increase in the authorized number of directors) may be filled by the Board of Directors. A director appointed by the Board of Directors to fill a vacancy would serve for the remainder of the full term of the directors of the class in which the vacancy occurs and until his or her successor is elected and qualified.

     Two directors are subject to election at the Annual Meeting. The Board of Directors has selected the following nominees for election as directors of the class of directors to be elected at the Annual Meeting. If elected, the following nominees will hold office until the annual meeting of stockholders in 2005 and until their respective successors are duly elected and qualified.

     BARRY BERGSMAN, 64, has been a Director since August 1998. He is president of Baron Enterprises, Inc., a privately owned consulting company since 1998. As president of Intertel Communications, Inc., from 1995 to 1998, Mr. Bergsman pioneered the use of the telephone and interactive technology for promotion, entertainment and information. Prior to 1985, Mr. Bergsman was engaged in television production and syndication and was an executive with CBS. He currently serves as a director and member of the management team of Photogenesis, Inc., a private medical device and biotechnology company.

     STANLEY B. KINSEY, 48, has served as our Chairman and Chief Executive Officer since October 1998. Mr. Kinsey was appointed as a Director in November 1997. From 1980 to 1985, Mr. Kinsey was a senior executive with The Walt Disney Company. In 1985, Mr. Kinsey left his position as senior vice president of operations and new technologies for The Walt Disney Studio to co-found IWERKS

Entertainment, a high-technology entertainment company. Mr. Kinsey was chairman and chief executive officer at IWERKS from inception until 1995, when he resigned to spend more time with his family.

The following biographical information is furnished with respect to our other current directors:

DIRECTORS WHOSE TERM EXPIRES IN 2003

     GARY H. ARLEN, 57, has been a Director since August 1999. Since 1980, he has been president of Arlen Communications, Inc., a research and consulting firm specializing in interactive information, transactions, telecommunications and entertainment. Arlen Communications provides research and analytical services to domestic and international organizations in entertainment, media, telecommunications and Internet companies. In 1981, Mr. Arlen founded the trade association now known as the Internet Alliance which represents the interest of online content and service providers. Prior to establishing Arlen Communications, Mr. Arlen held management positions at AT&T, the National Cable TV Association and the American Film Institute. He serves on the board of advisors of the AFI Enhanced Television Workshop and the University of Maryland Program on Media and Society.

     VINCENT A. CARRINO, 44, has been a Director since September 1999. Mr. Carrino is founder and president of Brookhaven Capital Management, LLC, a private investment firm focusing on technology companies, established by him in 1985. Prior to establishing Brookhaven Capital Management, LLC, Mr. Carrino was an analyst with Alliance Capital Management and was an investment banker with CitiBank in New York. Mr. Carrino serves on the board of directors of Rent-Way, Inc., a publicly held retailer in the rent-to-own industry; Cash Technologies, a company focused on ATM-based Internet commerce; and Intrenet, Inc., a public holding company for truckload carrier subsidiaries.

     MICHAEL FLEMING, 51, has been a Director since November 2001. Mr. Fleming is currently chairman and Chief Executive Officer of the Fleming Media Group, advising a broad range of content and technology companies on interactive television, broadband, wireless and other convergent technology opportunities. He is the founder and recent past-President of Game Show Network, a satellite delivered television programming service dedicated to the world of games and game play. Mr. Fleming has held senior executive positions at Playboy Entertainment Group, ESPN, Turner Broadcasting and Warner Amex Satellite Entertainment Company. He was inducted into the Cable Pioneers in 1999. Mr. Fleming also serves as a director on the boards of Mixed Signals Technologies, Pacific Ceramics, Bold Ventures and non-profits Cable Advertising Bureau (CAB), Cable Positive, Los Angeles Regional Arts Council and the Alex Theatre.

DIRECTORS WHOSE TERM EXPIRES IN 2004

     ROBERT M. BENNETT, 74, has been a Director since August 1996. Since 1989, Mr. Bennett has been chairman of the board of Bennett Productions, Inc., a production company with experience in virtually all areas of production including syndicated sports and specialty programming, music videos, commercial productions, home video, corporate communications and feature films. Mr. Bennett was president of Metromedia Broadcasting from 1982 until 1986. His career in broadcasting began at KTTV, Metromedia's broadcast division, followed by management positions in Metromedia's broadcast division. In 1991, he acquired full ownership from his partners of Trans Atlantic Entertainment, Inc., owner of film and video libraries. Mr. Bennett was named to The Broadcasting and Cable Hall of Fame on November 7, 1994.

     ROBERT B. CLASEN, 57, has been a Director since November 2001. In January 2002, he was appointed Chairman and Chief Executive Officer of Inetcam, Inc., a privately held international streaming media management software company that develops and globally distributes high-performance multimedia webcasting solutions. From 1999 until June 2001, Mr. Clasen served as Chairman and Chief Executive Officer of ICTV, an interactive/Internet television provider. From June 2001 until December 2001, Mr. Clasen remained as Chairman of the board at ICTV and, since December 2001, he has continued to serve as a director for ICTV. From 1997 until 1998, Mr. Clasen served as President and Chief Executive Officer of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications. Prior to 1997, Mr. Clasen held positions as President of each of ComCast International

Holdings, the international division of ComCast Cable Communications, and Comcast Cable Communications, one of the country's five largest cable television companies. For the past ten years, Mr. Clasen has also been President and CEO of Clasen Associates, advisors to a broad range of technology and service companies who operate in the broadband, wireless and satellite sectors.

     ESTHER L. RODRIGUEZ, 59, has been a Director since September 1997. She held various executive positions with General Instrument (currently Motorola's broadband group), a public telecommunications company, from November 1986 until November 1996. At General Instrument, Ms. Rodriguez served as vice president of worldwide business development and was instrumental in developing the first home satellite pay-per-view business. She was also general manager and chief operating officer of General Instrument's Satellite Video Center, a General Instrument cable data partnership, and was a founding member of the Partnership Council. After leaving General Instrument, Ms. Rodriguez founded and continues to serve as chief executive officer of the Rodriguez Consulting Group, a business development consulting firm. Ms. Rodriguez has over 25 years of worldwide experience in the development and management of consumer and commercial business, entertainment and educational networks and systems.

MEETINGS AND COMMITTEES

     Our business affairs are managed by and under the direction of the Board of Directors. During the fiscal year ended December 31, 2001, the Board of Directors met on 15 occasions. During 2001, each director attended at least 75% of the meetings of the Board of Directors and of each Committee of the Board of Directors on which he or she served.

AUDIT COMMITTEE

     The role of the Audit Committee of the Board of Directors is to assist the Board in its oversight of our financial reporting process. The primary functions of the Audit Committee are to periodically review our accounting and financial reporting and control policies and procedures, to recommend to the Board of Directors the firm of certified public accountants to be retained as our independent auditors, and to review our policies and procedures relating to business conduct and conflicts of interest. The Audit Committee is currently comprised of three non-employee directors: Mr. Bennett, Mr. Bergsman and Ms. Rodriguez. All members are independent under the rules of the American Stock Exchange. The Audit Committee met on four occasions in 2001.

COMPENSATION COMMITTEE

     The primary functions of the Compensation Committee, which consists of non-employee directors, are to review and advise the Board of Directors on salaries, bonuses and awards of stock options to our employees and other compensation matters. The Compensation Committee consists of two non-employee directors: Mr. Arlen and Mr. Bergsman. The Compensation Committee met on six occasions in 2001.

BOARD NOMINATIONS

     The Board of Directors in its entirety acts upon matters that would otherwise be the responsibility of a nominating committee. The Board of Directors will consider as prospective nominees for election as directors persons recommended by our stockholders. Any such recommendations should be in writing and should be mailed or delivered to us, marked for the attention of our Secretary, on or before the date for timely submission of stockholder proposals. See "Stockholder Proposals for 2003 Annual Meeting."

DIRECTOR COMPENSATION

     During 2001, directors were entitled to receive cash compensation of $2,100 per month for their services as directors. Further, directors who serve on either the audit or compensation committees or the board of directors of Buzztime Entertainment, Inc. were entitled to receive an additional $3,000 annually. Directors are also eligible for the grant of options to purchase common stock from time to time for services performed in their capacity as directors.

     Upon the date of commencement of a director's term of service, we grant to each director options to purchase 20,000 shares of our common stock. These options are priced at the closing market price of the common stock on the date of grant. As of the date of grant, 10,000 options are fully vested and exercisable; thereafter, the remaining 10,000 options vest and become exercisable in equal installments each month immediately subsequent to the date of grant and up to the date of the next annual meeting of shareholders. Further, after the initial year of a director's term of service, options to purchase an additional 20,000 shares of common stock shall be granted each year on the date of our annual meeting of shareholders during the remainder of the term of service. The additional options shall be priced at the closing market price of the common stock on the date of grant and shall vest and become exercisable as to 1/12 of the shares each month following the date of grant, subject to the director's continuing service. A director who is re-elected for an additional term of service will be granted options to purchase 20,000 shares of common stock, priced at the closing market price of the common stock on the date of our annual meeting of shareholders, subject to monthly vesting and continued service. Finally, all options granted to directors as compensation for service on the Board of Directors shall expire on the earlier of ten years from the date of grant or two years from the date the director ceases to serve on the Board of Directors. The options provide for immediate vesting in full in the event of a change of control.

REQUIRED VOTE

     Nominees receiving the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

     The nominees have indicated a willingness to serve as directors. If either of them should decline or be unable to act as a director, however, the proxy holders will vote for the election of another person as the Board of Directors recommends.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED IF NO DIRECTION IS GIVEN IN THE PROXIES.

                                   PROPOSAL 2

                           RATIFICATION OF APPOINTMENT
                                 OF KPMG LLP AS
                             INDEPENDENT ACCOUNTANTS

     Our independent accounting firm for the fiscal year ended December 31, 2001 was KPMG LLP. KPMG LLP is a nationally recognized firm of independent accountants and has audited our financial statements for the fiscal years ended December 31, 1989 through December 31, 2001. Upon the recommendation of the Audit Committee, the Board of Directors has reappointed KPMG LLP to continue as our independent accountants for the year ending December 31, 2002. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent accountants. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit

Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of NTN and our stockholders.

     Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

REQUIRED VOTE

     A majority of the shares present at the meeting, either in person or by proxy, must be voted in favor of the auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT ACCOUNTANTS. PROXIES WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP IF NO DIRECTION IS GIVEN IN THE PROXIES.

                               EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

NAME                 AGE(1)  POSITION(S) HELD
Stanley B. Kinsey ....48     Chief Executive Officer and Chairman of the Board
Mark deGorter ........44     President and Chief Operating Officer, NTN Network
V. Tyrone Lam ........40     President, Buzztime Entertainment, Inc.
James B. Frakes ......45     Chief Financial Officer and Corporate Secretary
Steve Riccabona ......59     Senior Vice President, Sales and Marketing, The
                              NTN Network

----------
(1)  As of April 1, 2002.

     See "Election of Directors" for Mr. Kinsey's biography.

     The following biographical information is furnished with respect to our other executive officers:

     Mark deGorter was appointed President and Chief Operating Officer of the NTN Network in January 2001. Prior to that time, Mr. deGorter served as Vice President of Marketing of NTN's Buzztime subsidiary. In addition, during the third quarter of 2000, Mr. deGorter assumed the additional role of Vice President of Marketing for the NTN Network. Prior to joining Buzztime in April 2000, Mr. deGorter had served as Vice President of Marketing for MET-Rx USA, a sports nutrition company, since July 1997. From June 1994 until July 1997, Mr. deGorter was a senior manager with ProShot Golf, Inc., a global positioning satellite-based communications and information system for the golf industry. During his career, Mr. deGorter has held key management positions with Bally's Total Fitness, a public company operating commercial fitness centers in North America; L.A. Gear, a licensor of trademarks and trade names for use in conjunction with apparel, accessory and consumer-related products; and J. Walter Thompson/USA, a multi-media advertising agency with worldwide operations.

     V. Tyrone Lam was appointed President of Buzztime Entertainment, Inc. in December 1999, after serving as Executive Vice President of NTN since September 1998. He was appointed Vice President and General Manager of the NTN Network in September 1997. Prior to this time he served as Associate Vice President of Marketing from February 1997. Mr. Lam joined NTN in December 1994 in a marketing position. From April 1992 to December 1994, Mr. Lam managed the interactive television sports and games development for the EON Corporation and has held other sales and marketing positions in the computer software industry.

     James B. Frakes was appointed Chief Financial Officer and Secretary of NTN in April 2001. Prior to joining NTN, Mr. Frakes was chief financial officer and a director of Play Co. Toys, a publicly held chain of retail toy stores, where he had been since 1997. On March 28, 2001, Play Co. Toys and its majority-owned subsidiary, Toys International.com, Inc., filed a Chapter 11 petition under federal bankruptcy laws in the Southern District in the State of New York. From June 1990 to March 1997, Mr. Frakes was chief financial officer and a director of Urethane Technologies, Inc., a publicly held specialty chemical company, and two of its subsidiaries, Polymer Development Laboratories, Inc. and BMC Acquisition, Inc., chemical companies focused on the polyurethane segment of the plastics industry. From 1985 to 1990, Mr. Frakes was a manager at Berkeley International Capital Corporation, an investment banking firm specializing in later stage venture capital and leveraged buyout transactions. Mr. Frakes serves on the board of Shopnet.com, Inc., a designer and distributor of swimwear.

     Steve Riccabona was named Senior Vice President of Sales and Marketing in March 2002. He joined the company as Vice President of Hospitality Sales in July 2000. Mr. Riccabona began his business career as a Sales Representative for IBM. During a ten-year career with IBM, Mr. Riccabona held several major sales and marketing positions including Regional Sales Training Manager and IBM Branch Manager. He left IBM to start his own company, MDC, engaged in the design and development of interactive training and multimedia programs, listing clients such as Xerox, Bank of America, Canon, PETsMART and Levi Strauss. Mr. Riccabona sold MDC in 1999 and worked with NTN as a consultant for NTN's interactive Internet Station development until joining the company in 2000.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation paid or accrued as of each of the last three fiscal years to all individuals who served as our chief executive officer during 2001 and the four other most highly compensated executive officers who were serving as executive officers at the end of 2001 whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                       LONG-TERM
                                                                      COMPENSATION
                                         ANNUAL COMPENSATION             AWARDS

                                                                       SECURITIES
NAME AND PRINCIPAL POSITION         YEAR  SALARY($)(1)  BONUS($)   UNDERLYING OPTION(#)
---------------------------         ----  ------------  --------   --------------------
Stanley B. Kinsey(2)........        2001   $305,386        --            350,000
Chief Executive Officer             2000    295,057        --               --
 And Chairman of the Board          1999    286,835     $32,500(3)       500,000

V. Tyrone Lam...............        2001   $223,077        --               --
President, Buzztime Entertainment,  2000    198,077        --               --
 Inc.                               1999    175,000        --               --

Mark deGorter(4)............        2001   $199,038     $25,382(5)       150,000
President and Chief Operating       2000    127,212        --            250,000
 Officer, The NTN Network           1999      --           --               --

James B. Frakes(6)..........        2001   $111,539     $10,000(7)       250,000
Chief Financial Officer             2000      --           --               --
                                    1999      --           --               --

Steve Riccabona(8)..........        2001   $180,000        --            100,000
Senior Vice President, Sales and    2000     83,077        --            200,000
 Marketing The NTN Network          1999      --           --               --

----------
(1)  Includes amounts, if any, deferred under NTN's 401(k) Plan.

(2) Mr. Kinsey waived compensation for serving as a director of NTN. Mr. Kinsey received perquisites and personal benefits that did not exceed the lesser of $50,000 or 10% of his annual salary and bonus.

(3) Represents vested value of options granted October 7, 1999 at below market exercise price, pursuant to his employment agreement and related bonus program.

(4)  Mr. deGorter joined NTN in April 2000.

(5) Represents a bonus paid to Mr. deGorter in March 2002 based upon exceeding established targets for the NTN Network for fiscal year 2001.

(6)  Mr. Frakes joined NTN in April 2001.

(7)  Represents a one-time signing bonus paid to Mr. Frakes on August 1, 2001.

(8)  Mr. Riccabona joined NTN in July 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning grants of stock options during fiscal 2001 with respect to the Named Executive Officers:

                                        INDIVIDUAL GRANTS

                      NUMBER OF   % OF TOTAL
                       SHARES       OPTIONS
                     UNDERLYING   GRANTED TO                         GRANT DATE
                      OPTIONS    EMPLOYEES IN  EXERCISE  EXPIRATION    PRESENT
NAME                  GRANTED     FISCAL YEAR   PRICE       DATE       VALUE(1)
-----------------    ----------  ------------  --------  ----------  -----------
Stanley B. Kinsey    350,000(2)       16%      $0.875    01/25/11     $262,531
Mark deGorter....    150,000(3)        7%       0.50     01/08/11       64,055
James B. Frakes..    250,000(3)       12%       0.58     04/30/11      128,556
Steve Riccabona..    100,000(4)        5%       0.45     04/03/11       38,477

----------
(1) The present value of grant on the grant date was estimated using the Black Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, risk-free interest rate of 4.87%, expected volatility of 124.91%, and expected option life of 5 years.

(2) Represents options granted pursuant to the First Amendment to Employment Agreement, dated as of January 26, 2001, entered into by and between Mr. Kinsey and us. The options vest and become exercisable as to 1/12 of the total shares on the last business day of each calendar month immediately following October 6, 2001, the date of commencement of Mr. Kinsey's extended term of employment.

(3) Represents options granted under the 1995 Stock Option Plan which become exercisable as to 25% of the total shares on the first anniversary of the date of grant and will become exercisable as to an additional 1/36 of the remaining shares on the last day of each of the thirty-six (36) calendar months immediately following the first anniversary of the grant date.

(4) Represents options granted under the 1995 Stock Option Plan which vested and became exercisable as to 50% of the total shares on December 31, 2001 and would have vested and become exercisable as to an additional 25% had the NTN Network reached an aggregate 3,450 subscriber installations in 2001 and as to the final 25% had the NTN Network reached an aggregate 3,840 subscriber installations in 2001. The unvested options terminated at December 31, 2001.

FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning stock options remaining unexercised at the end of fiscal 2001 with respect to the named executive officers. No stock options were exercised in 2001 by any named executive officer.

                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                  UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY
                        AT FISCAL YEAR-END        OPTIONS AT FISCAL YEAR-END(1)
                  ------------------------------  -----------------------------
NAME              EXERCISABLE  UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----------------- -----------  -------------      -----------     -------------
Stanley B. Kinsey   1,958,333     291,667           $180,209          $7,291
V. Tyrone Lam....     446,875      53,125             32,656           8,594
Mark deGorter....     114,583     285,417               *             60,000
James B. Frakes..        --       250,000               --            80,000
Steve Riccabona..     118,333     131,667             22,500             *

----------
(1) Represents the amount by which the aggregate market price on December 31, 2001 of the shares of our common stock subject to such options exceeded the respective exercise prices of such options. An asterisk denotes that the respective exercise prices of the options shown exceeded the market price of the underlying shares of common stock at December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 1, 2002 the number and percentage ownership of common stock by (i) all persons known to us to own beneficially more than 5% of the outstanding shares of common stock based upon reports filed by each such person with the Securities and Exchange Commission,
(ii) each of our directors, (iii) each of the named executive officers, and (iv) all of the executive officers and directors as a group. Except as otherwise indicated and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares of common stock shown. Except as otherwise indicated, the address for each person is c/o NTN Communications, Inc., 5966 La Place Court, Carlsbad, California 92008. An asterisk denotes beneficial ownership of less than 1%.

                                         NUMBER OF SHARES
                                           BENEFICIALLY      PERCENT OF
NAME                                           OWNED        COMMON STOCK(1)
--------------------------------------   ----------------   ---------------
Gary Arlen(2).........................         86,000             *
Robert M. Bennett(3)..................        230,070             1%
Barry Bergsman(4).....................        213,333             1%
Vincent A. Carrino(5).................      5,699,101            15%
Robert B. Clasen(6)...................         30,000             *
Michael Fleming(7)....................         20,000             *
Esther L. Rodriguez(8)................        181,099             *
Stanley B. Kinsey(9)..................      2,228,500             5%
V. Tyrone Lam(10).....................        500,000             1%
Mark deGorter(11).....................        190,625             *
James B. Frakes(12)...................         62,500             *
Steve Riccabona(13)...................        139,167             *
All executive officers and directors of  ----------------   ---------------
 NTN as a Group (11 persons)(14)......      9,580,395            25%
                                         ================   ===============

----------
(1) Included as outstanding for purposes of this calculation are 38,957,845 shares of common stock (the amount outstanding as of April 1, 2002) plus, in the case of each particular holder, the shares of common stock subject to currently exercisable options, warrants, or other instruments exercisable for or convertible into shares of common stock (including such instruments exercisable within 60 days after April 1, 2002) held by that person, which instruments are specified by footnote. Shares issuable as part or upon exercise of outstanding options, warrants, or other instruments other than as described in the preceding sentence are not deemed to be outstanding for purposes of this calculation.

(2) Includes 85,000 shares subject to currently exercisable options held by Mr. Arlen.

(3) Includes 118,333 shares subject to currently exercisable options held by Mr. Bennett.

(4) Includes 118,333 shares subject to currently exercisable options and 56,000 shares subject to currently exercisable warrants held by Mr. Bergsman.

(5) Includes 185,000 shares subject to currently exercisable options held by Mr. Carrino. Also includes 201,656 owned directly by Mr. Carrino and 5,312,445 shares owned, directly or indirectly, by investment advisory clients of Brookhaven Capital Management, LLC, which in some cases has sole voting and investment discretion over such shares. Mr. Carrino is the sole owner and the Manager of Brookhaven Capital Management, LLC and, as such, in some cases he may be deemed to beneficially own such shares. Mr. Carrino disclaims such beneficial ownership. Brookhaven Capital Management is located at 3000 Sand Hill Road, Menlo Park, CA 94205.

(6) Includes 20,000 shares subject to currently exercisable options held by Mr. Clasen. Includes 10,000 owned by the Clasen Family Trust, of which Mr. Clasen is co-trustee with members of his immediate family. As co-trustee, Mr. Clasen shares voting and investment power with respect to the shares.

(7) Includes 20,000 shares subject to currently exercisable options held by Mr. Fleming.

(8) Includes 118,333 shares subject to currently exercisable options held by Ms. Rodriguez. Also includes 1,000 shares owned by the Rodriguez Family Trust, of which Ms. Rodriguez is a co-trustee with members of her immediate family. As co-trustee, Ms. Rodriguez shares voting and investment power with respect to the shares.

(9) Includes 2,104,167 shares subject to currently exercisable options held by Mr. Kinsey.

(10) Represents shares subject to currently exercisable options held by Mr. Lam.

(11) Represents shares subject to currently exercisable options held by Mr. deGorter.

(12) Represents shares subject to currently exercisable options held by Mr. Frakes.

(13) Represents shares subject to currently exercisable options held by Mr. Riccabona.

(14) Includes shares subject to currently exercisable options and warrants held by executive officers and directors, including those described in notes (2) through (13) above.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2001, the Compensation Committee established policies and practices relating to matters of executive compensation for action by the Board of Directors as a whole. Our executive compensation policy is intended to foster job satisfaction and encourage continuous service by our executive officers by providing reasonable short-term cash compensation and long-term stock-based incentives. Our policies apply equally to all of our executive officers. A summary of our executive compensation policy is described below:

     We have established a 401(k) Plan. We may, at the Board of Director's discretion, make annual contributions to the 401(k) Plan, subject to applicable limitations, but, to date, we have never made any such contributions.

     Short-term cash compensation to executives for 2001 consisted primarily of salaries, subject to any written employment agreement between us and any executive.

     Equity compensation, in the form of stock options, constitutes the principal element of long-term compensation for our executive officers. The grant of stock options increases management's potential equity ownership in NTN with the goal of ensuring that the interests of management remain closely aligned with those of our stockholders. Accordingly, during 2001, the Board of Directors granted Mr. deGorter options to purchase 150,000 shares of common stock at an exercise price of $0.50 per share and granted Mr. Riccabona options to purchase 100,000 shares of common stock at an exercise price of $0.45 per share. Additionally, we granted 250,000 options at $0.58 per share to Mr. Frakes upon commencement of his employment with us in April 2001. During 2001, we also granted 350,000 options at $0.875 per share to Mr. Kinsey pursuant to the January 26, 2001 First Amendment to Employment Agreement entered into by and between Mr. Kinsey and us. Attaching vesting requirements to stock options also creates an incentive for executive officers to remain with us for the long term. In appropriate circumstances, the Board of Directors also will consider repricing previously granted stock options if necessary so that the options continue to afford realistic incentives to executives. No repricings occurred in 2001.

     Compensation to our executive officers is subject to a $1,000,000 compensation deduction cap pursuant to Section 162(m) of the Internal Revenue Code, as amended. In 2001, no executive officer received aggregate compensation of $1,000,000 or more. However, the Board is aware that the grant of stock options to the executive officers may subject us to the deduction cap in subsequent years. With respect to incentive stock options, the Board of Directors does not anticipate NTN taking a deduction in the absence of a disqualifying disposition by an executive officer. With respect to nonqualified options, the Board of Directors is aware that any deduction that we may have at the time of exercise will be subject to the $1,000,000 cap. The Board of Directors does not anticipate that the compensation deduction cap will significantly affect our executive compensation policies.

Chief Executive Officer Compensation

     As indicated above, subject to any written employment agreement, the factors and criteria upon which the compensation of our chief executive officer is based are identical to the criteria used in evaluating the compensation packages of our other executive officers. On January 26, 2001, we reached agreement with holders of our outstanding senior subordinated convertible notes and certain selling securityholders to revise the terms of our senior subordinated notes and to amend the certain terms of our November 2000 private placement. In return for our noteholders and securityholders entering into this restructuring agreement, our chief executive officer, Stanley B. Kinsey, agreed to a one-year extension of his employment agreement with us.

     The foregoing report on executive compensation is provided by the entire Board of Directors: Gary Arlen, Robert M. Bennett, Barry Bergsman, Vincent A. Carrino, Robert B. Clasen, Michael Fleming, Stanley B. Kinsey and Esther L. Rodriguez.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All compensation determinations for 2001 for our executives were made by the Board of Directors as a whole upon the recommendation of the Compensation Committee of the Board. During the entire fiscal year 2001, Mr. Arlen served as a member of the Compensation Committee. Ms. Rodriguez served as a member of the Compensation Committee until May 31, 2001 at which time Mr. Bergsman was appointed to serve. None of our directors or executive officers has served on the board of directors or the compensation committee of any other company or entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Board.

     On May 8, 2001, we entered into an Advertising Sales Representative Agreement with Baron Enterprises, Inc. ("Baron"), a corporation wholly-owned and operated by Mr. Bergsman, a director of NTN, pursuant to which Baron will provide advertising sales representation services to us under the direction of the NTN Network's president and chief operating officer. For Baron's services under the Advertising Sales Representative Agreement, we granted Baron a three
(3) year warrant to purchase 20,000 shares of Common Stock at an exercise price of $0.50 per share. The warrant will vest and become exercisable as to 1/12 of the total shares on the last business day of each of the twelve (12) consecutive months commencing April, 2001, subject to Baron continuing to provide the services to NTN. In addition, Baron will receive a commission in the amount of 35% of net advertising revenues received by the NTN Network from any advertising contract solicited solely by Baron. We paid to Baron a monthly recoverable cash advance against commissions to be earned in the amount of $5,000 per month, for an aggregate of $60,000 for the term of the agreement. The Advertising Sales Representative Agreement expired on April 1, 2002.

CHANGE IN CONTROL AGREEMENTS

     We have entered into an employment agreement with Stanley B. Kinsey, our Chief Executive Officer and Chairman of the Board. The agreement expires on October 6, 2002 and will be automatically renewed for an additional year unless either party provides notice of intent not to renew by June 30, 2002. We can also terminate the agreement upon three (3) days' notice in the event of Mr. Kinsey's personal dishonesty, willful misconduct or breach of fiduciary duty. If Mr. Kinsey is in material breach of this agreement, we may terminate the agreement with thirty (30) days' notice unless Mr. Kinsey cures such breach within the thirty day period. In the event we terminated Mr. Kinsey other than for cause, Mr. Kinsey will be entitled to the lesser of one year's base salary or the remaining salary due to Mr. Kinsey under the term of his employment agreement. In the event Mr. Kinsey is terminated upon a change of control of NTN, he shall receive one year's base salary, a pro rata portion of his bonus and continuation of employment benefits for one year.

     We have agreed to pay 90 days' base salary to Mr. deGorter, our President and Chief Operating Officer, upon a change of control of NTN. We have also agreed to pay 90 days' base salary to Mr. Frakes, our Chief Financial Officer, should he be terminated without cause.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of cumulative total returns for NTN, the American Stock Exchange Index and an index consisting of companies sharing the Standard Industrial Classification Code ("SIC Code").

--------------------------  ------  ------  ------  ------  ------  ------
                             1996    1997    1998    1999    2000    2001
--------------------------  ------  ------  ------  ------  ------  ------
NTN Communications, Inc.    100.00   26.23   14.75   96.72   16.39   23.61
--------------------------  ------  ------  ------  ------  ------  ------
AMEX Market Value           100.00  125.06  134.24  171.49  176.21  167.92
--------------------------  ------  ------  ------  ------  ------  ------
Peer Group                  100.00  138.65  244.33  421.48  328.02  287.84
--------------------------  ------  ------  ------  ------  ------  ------

     The Peer Group is comprised of companies sharing SIC Code 4841 - Cable, Other Pay TV Services, as follows:

5TH AVE CHANNEL CORP COM                  LODGENET ENTMT CORP COM
ADELPHIA COMMUNICATIONS CORP CL A         MEDIACOM COMMUNICAITONS CORP CL A
ADVANCED WIRELESS SYS INC COM             METROMEDIA INTL GROUP INC COM
CABLEVISION SYS CORP CL A NY CABLVS       MIH LTD CL A
CHELL GROUP COM                           NOSTALGIA NETWORK INC COM NEW
CITRAN CORP COM                           NOSTRAD TELECOMMUNICAITONS I COM
CLASSIC COMMUNICATIONS INC CL A           NTN COMMUNICATIONS INC COM NEW
COMCAST CORP CL A                         NUCENTRIX BROADBAND NETWORKS COM
COMCAST CORP CL A SPL                     ON COMMAND CORP COM
COX COMMUNICATIONS INC NEW CL A           PEGASUS COMMUNICATIONS CORP CL A
CROWN MEDIA HLDGS INC CL A                RNETHEALTH INC COM NEW
E VIDEO TV INC COM                        ROGERS COMMUNICATIONS INC CL B
ECHOSTAR COMMUNICATIONS NEW CL A          SHAW COMMUNICATIONS INC CL B CONV
GLOBAL TECHNOLOGIES LTD CL A              TELVUE CORP COM
HISPANIC TV NETWORK INC COM               TIVO INC COM
INSIGHT COMMUNICATIONS INC CL A           UNITEDGLOBALCOM CL A
INTERACTIVE NETWORK INC COM               USURF AMERICA INC COM
INTERNATIONAL FIBERCOM INC COM            VIACOM INC CL A
JUST WEBIT COM INC COM NEW                VIACOM INC CL B
LIBERTY SATELLITE & TECHNOLO CL A         VIRTUAL SELLERS COM INC COM

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement in whole or in part, the foregoing Board Compensation Report and Performance Graph and the following Audit Committee Report shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

     The Audit Committee operates pursuant to a written Charter that was adopted by the Board of Directors in June 2000 and subsequently reviewed by the Audit Committee in 2001. As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, during 2001 the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP. Discussions between the Audit Committee and KPMG LLP included the matters required by Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee received from KPMG LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence. The Audit Committee also considered whether the provision of audit related services during 2001 was compatible with maintaining the independence of KPMG LLP. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

     The foregoing report is provided by the Audit Committee: Barry Bergsman, Robert M. Bennett and Esther L. Rodriquez.

PRINCIPAL ACCOUNTING FIRM FEES

     The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2001 by our principal independent accounting firm, KPMG LLP.

FEE CATEGORY                                                   AMOUNT OF FEE
------------                                                   -------------
Audit Fees                                                       $120,000
Financial Information Systems Design and Implementation Fees         --
All Other Fees
     Audit Related Fees                                          $  7,000
     Other Non Audit Services                                        --
                                                               -------------
Total Fees for Fiscal Year ended December 31, 2001               $127,000
                                                               =============

INDEMNITY AGREEMENTS

     We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to retain experienced directors and officers.

CERTAIN RELATIONSHIPS

     See "Compensation Committee Interlocks and Insider Participation."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, our directors and officers and any persons holding more than 10% of our Common Stock are required to report their ownership of the our Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to report any failure to file by these dates. Based solely on our review of Forms 3, 4, and 5 and amendments thereto furnished to us as well as certain written representations, during 2001, our directors, officers and 10% stockholders timely satisfied all of these filing requirements.

                                  OTHER MATTERS

     Accompanying this Proxy Statement is a letter to stockholders from Mr. Kinsey, our Chairman and Chief Executive Officer, together with our Annual Report for the fiscal year ended December 31, 2001.

     WE WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS BEING SENT A COMPLETE COPY OF OUR FORM 10-K (OTHER THAN EXHIBITS) FOR FISCAL 2001. WRITTEN REQUESTS FOR THE FORM 10-K SHOULD BE DIRECTED TO MR. JAMES B. FRAKES, CORPORATE SECRETARY, AT NTN'S CORPORATE OFFICES LOCATED AT 5966 LA PLACE COURT, CARLSBAD, CALIFORNIA 92008. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. FRAKES AT (760) 438-7400.

     We do not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

                                          THE BOARD OF DIRECTORS

Dated: April 17, 2002